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                                                                   EXHIBIT 10.11

                            PERSONAL AND CONFIDENTIAL

Date:     November, 2000

Subject:  Accelerated Cash Retention Plan

From:     Jim Reid-Anderson

To:       Participant Name

The long-term future for both our business and our industry is favorable and encouraging. In the short run, though, Dade Behring faces some short-term business challenges. As you know, we are taking aggressive steps now to improve our financial position, create a competitive advantage, and set the stage for future growth. Our goal is to improve our business performance immediately so that we can move ahead strategically towards a bright future. As one of the Dade Behring key leaders, you play an important role as we progress towards this enhanced performance.

To recognize your dedication and commitment towards our vision and future business success, I am pleased to inform you of your participation in the following Accelerated Cash Retention Plan.

ACCELERATED CASH RETENTION PLAN

Subject to the terms and conditions set forth in this letter, you are eligible for a one-time special cash payment of 275% of your current base salary, payable in three installments, as outlined below. You will be eligible for this special cash payment if you have been continuously and actively employed (as further defined below) with Dade Behring through March 31, 2003. This plan is designed to place a heavy emphasis on the company's commitment to you during this difficult time.

Your maximum potential retention bonus is $xxx,xxx.

- 1/3 of the retention bonus amount ($xx,xxx) will be paid to you at the time of a successful financial restructuring of the company or December 1, 2001 whichever is earlier.

- 1/3 of the retention bonus amount ($xx,xxx) will be paid six months after the successful financial restructuring of the company.

-    1/3 of the retention bonus amount ($xx,xxx) will be paid on April 1, 2003.

TERMS & CONDITIONS

1. You must be employed with Dade Behring on "active" status (which shall include pregnancy, family leave and short term disability leave of absences of no more than 180 days which are taken in accordance with existing Company policies) through the first and second accelerated payments as well as through March 31, 2003 to receive the respective retention payments.

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ACCELERATED CASH RETENTION PLAN
NOVEMBER, 2000
PAGE 2

2. If you become fully disabled, die, or are terminated (except for cause (as defined in the 2000 Dade Behring Stock Option Plan)) prior to April 1, 2003, the retention payment will be pro-rated based on the number of days of active employment during the period beginning June 1, 2001 and ending March 31, 2003. This pro-rated retention amount will be reduced by any retention bonus payment(s) you have previously received, if any. The balance of the pro-rated amount will be paid at the scheduled time of the next payment/s, in connection with distributions to the other participants of the program. The amount paid to you on any payment date will not exceed the payment amount that you otherwise would have received on that date had you not been terminated.

3. If you resign, retire or are terminated for cause prior to April 1, 2003, you can retain any retention bonus payments received prior to your termination, and will not be entitled to receive any additional payments under this program.

4. Appropriate withholdings will be deducted from the respective retention bonus award. Earnings related to retention bonus will not be considered benefit pay for any of the Dade Behring benefit or retirement plans.

5. You agree to keep the terms, conditions and amounts payable under this retention plan strictly confidential. Failure to respect this confidentiality will jeopardize participation in the plan.

Working together, we can leverage our strengths, manage through our challenges and anticipate a very positive future. I very much look forward to working with you as we progress together.

Congratulations!

/s/ Jim Reid-Anderson

Jim Reid-Anderson
President and CEO

Acknowledged by:


-----------------------
Participant Name